AMENDED and RESTATED
DISTRIBUTION AND SERVICE PLAN
Fidelity Colchester Street Trust: Treasury Only Portfolio

Class I

1.

This AMENDED and RESTATED Distribution and Service Plan (the “Plan”), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”) for the Class I shares of Treasury Only Portfolio (“Class I”), a class of shares of Treasury Only Portfolio (the “Portfolio”), a series of Fidelity Colchester Street Trust (the “Fund”)

2.

The Fund has entered into a General Distribution Agreement on behalf of the Portfolio with Fidelity Distributors Company LLC (the “Distributor”), an affiliate of the Portfolio’s investment adviser (the “Adviser”), under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Portfolio’s shares of beneficial interest (“shares”). Under the agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of shares of the Portfolio for sale to the public. It is recognized that the Adviser may use its management fee revenue, as well as its past profits or its resources from any other source, to make payments to the Distributor with respect to any expenses incurred in connection with the distribution of Class I shares, including the activities referred to above.

3.

The Adviser directly, or through the Distributor, may, subject to the approval of the Trustees, make payments to securities dealers and other third parties who engage in the sale of Class I shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the Portfolio, processing shareholder transactions and providing such other shareholder services as the Fund may reasonably request.

4.

 Class I will not make separate payments as a result of this Plan to the Adviser, Distributor or any other party, it being recognized that the Portfolio presently pays, and will continue to pay, a management fee to the Adviser. To the extent that any payments made by the Portfolio to the Adviser, including payment of management fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class I shares within the meaning of Rule 12b-1, then such payments shall be deemed to be authorized by this Plan.

5.

This Plan shall become effective upon the first business day of the month following approval by a vote of at least a “majority of the outstanding voting securities ” (as defined in the Act) of Class I, this plan having been approved by a vote of a majority of the Trustees of the Fund, including a majority of Trustees who are not “interested persons” of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan.

6.

This Plan shall, unless terminated as hereinafter provided, remain in effect until July 31, 2020, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Fund, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to authorize direct payments by Class I to finance any activity primarily intended to result in the sale of Class I shares, to increase materially the amount spent by Class I for distribution, shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class I, in the case of this Plan, or upon approval by a vote of a majority of the outstanding voting securities of the Portfolio, in the case of the Management Contract, and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph 6.

7.

This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of Class I.

8.

During the existence of this Plan, the Fund shall require the Adviser and/or Distributor to provide the Fund, for review by the Fund’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Class I shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

9.

This Plan does not require the Adviser or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class I shares.

10.

Consistent with the limitation of shareholder liability as set forth in the Fund’s Trust Instrument, any obligation assumed by Class I pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to Class I and its assets, and shall not constitute an obligation of any shareholder of the Fund or of any other class of the Portfolio, series of the Fund or class of such series.

11.

If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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